Exhibit 99.1

LIBERTY MEDIA CORPORATION REPORTS

THIRD QUARTER 2023 FINANCIAL RESULTS

Englewood, Colorado, November 3, 2023- Liberty Media Corporation (“Liberty Media” or “Liberty”) (NASDAQ: LSXMA, LSXMB, LSXMK, FWONA, FWONK, LLYVA, LLYVK) today reported third quarter 2023 results. Headlines include(1):

●	Attributed to Liberty SiriusXM Group
o	SiriusXM reported third quarter 2023 operating and financial results
◾	Third quarter 2023 revenue of $2.27 billion
◾	Net income of $363 million, up 47% year-over-year; diluted EPS of $0.09
◾	Adjusted EBITDA(2) of $747 million; up 4% year-over-year
◾	Free cash flow(2) of $291 million
◾	Year-to-date capital returns to SiriusXM stockholders total $555 million
◾	SiriusXM reiterated 2023 financial guidance; planned November 8th next generation event
o	Liberty Media’s ownership of SiriusXM was 83.5% as of October 27th
o	Retired remaining $199 million outstanding principal amount of 1.375% cash convertible notes in October
●	Attributed to Formula One Group
o	Announced multi-year regional partnership with American Express to become official payments partner in the Americas
o	Confirmed renewal of Pirelli as global tire partner through 2027
o	Expanded partnership with DAZN for exclusive broadcast rights in Spain through 2026
o	Formula 1 repriced $1.7 billion Term Loan B in October, reducing margin from 3.00% to 2.25%
o	Entered into definitive agreement to acquire Quint in September
●	Attributed to Liberty Live Group

o	Fair value of Live Nation investment was $5.8 billion as of September 30th
o	Issued $1.15 billion of 2.375% Live Nation exchangeable senior debentures in September
◾	Used a portion of proceeds to repurchase $858 million aggregate principal amount of 0.5% Live Nation exchangeable senior debentures

“Liberty made a proposal for a combination of Liberty SiriusXM and Sirius in September, and we are confident that rationalizing this structure into a single, simplified equity will create value for all shareholders. SiriusXM drove strong adjusted EBITDA growth in the third quarter and we look forward to the reveal of their new streaming app and in-car innovations next week that substantially enhance their value proposition with consumers, especially younger audiences,” said Greg Maffei, Liberty Media President and CEO. “At Formula 1, the Las Vegas Grand Prix is two weeks away and will be the highest attended sporting event drawing the biggest viewing audience in Vegas history. This event will deliver a spectacular fan experience and is accruing long-lasting commercial benefits for the broader Formula 1 ecosystem. Live Nation remains positioned for a record-breaking 2023 after delivering their largest quarterly AOI ever.”

Corporate Updates

On July 18, 2023, Liberty Media completed the split-off of the Braves and its associated mixed-use development (the “Split-Off”) into the separate public company Atlanta Braves Holdings, Inc. (“Atlanta Braves Holdings”). The Braves Group was a tracking stock of Liberty Media prior to the Split-Off and therefore its results are reflected in Liberty’s historical consolidated results.

On August 3, 2023, Liberty Media completed the reclassification of its then-existing common stock to create the Liberty Live Group common stock (the “Reclassification”). Following the Reclassification, Liberty SiriusXM Group is comprised of Liberty Media’s interest in SiriusXM, Formula One Group is comprised of Liberty Media’s ownership of F1 and other minority investments, and Liberty Live Group is comprised of Liberty Media’s interest in Live Nation and other minority investments. The Split-Off and Reclassification are reflected in Liberty’s consolidated financial statements on a prospective basis.

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended September 30, 2023 to the same period in 2022.

LIBERTY SIRIUSXM GROUP – The following table provides the financial results attributed to Liberty SiriusXM Group for the third quarter of 2023. In the third quarter, $22 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to Liberty SiriusXM Group.

	3Q22	3Q23	% Change

	amounts in millions
Liberty SiriusXM Group
Revenue
SiriusXM	$2,280	$2,271	—%
Total Liberty SiriusXM Group	$2,280	$2,271	—%
Operating Income (Loss)
SiriusXM	444	550	24%
Corporate and other	(10)	(22)	(120)%
Total Liberty SiriusXM Group	$434	$528	22%
Adjusted OIBDA (Loss)
SiriusXM	722	748	4%
Corporate and other	(9)	(12)	(33)%
Total Liberty SiriusXM Group	$713	$736	3%

SiriusXM is a separate publicly traded company and additional information about SiriusXM can be obtained through its website and filings with the Securities and Exchange Commission. SiriusXM reported its stand-alone third quarter results on October 31, 2023.  For additional detail on SiriusXM’s financial results for the third quarter, please see SiriusXM’s earnings release posted to its Investor Relations website. For presentation purposes on page one of this release, we include the results of SiriusXM, as reported by SiriusXM, without regard to the purchase accounting adjustments applied by us for purposes of our financial statements. Liberty Media believes the presentation of financial results as reported by SiriusXM is useful to investors as the comparability of those results is best understood in the context of SiriusXM's historical financial presentation.

The businesses and assets attributed to Liberty SiriusXM Group consist primarily of Liberty Media’s interest in SiriusXM, which includes its subsidiary Pandora.

FORMULA ONE GROUP – The following table provides the financial results attributed to Formula One Group for the third quarter of 2023. In the third quarter, Formula One Group incurred $23 million of corporate level selling, general and administrative expense (including stock-based compensation expense).

“Formula 1 continues to experience sell-out crowds, record race attendance and strong growth across our social and digital platforms, outpacing that of other major sports leagues. This growth is attracting commercial partners, including our recent agreement with American Express that marks the first new sports vertical they have sponsored in over a decade,” said

Stefano Domenicali, Formula 1 President and CEO. “We are making material progress on our sustainability initiatives, including reducing F1’s corporate emissions and amplifying F1 Academy by fully integrating the series into the 2024 F1 calendar with participation from all ten F1 teams.”

	3Q22	3Q23

	amounts in millions
Formula One Group
Revenue
Formula 1	$715	$887
Total Formula One Group	$715	$887
Operating Income (Loss)
Formula 1	$82	$132
Corporate and other	(18)	(25)
Total Formula One Group	$64	$107
Adjusted OIBDA (Loss)
Formula 1	$170	$215
Corporate and other	(12)	(18)
Total Formula One Group	$158	$197

The following table provides the operating results of Formula 1 (“F1”).

F1 Operating Results

	3Q22	3Q23	% Change

	amounts in millions
Primary Formula 1 revenue	$624	$790	27%
Other Formula 1 revenue	91	97	7%
Total Formula 1 revenue	$715	$887	24%
Operating expenses (excluding stock-based compensation):
Team payments	(370)	(432)	(17)%
Other cost of Formula 1 revenue	(124)	(183)	(48)%
Cost of Formula 1 revenue	$(494)	$(615)	(24)%
Selling, general and administrative expenses	(51)	(57)	(12)%
Adjusted OIBDA	$170	$215	26%
Stock-based compensation	(1)	(1)	—%
Depreciation and Amortization(a)	(87)	(82)	6%
Operating income (loss)	$82	$132	61%

Number of races in period	7	8

a)	Includes $81 million and $74 million of amortization related to purchase accounting as of September 30, 2022 and September 30, 2023, respectively, that is excluded from calculations for purposes of team payments.

Primary F1 revenue represents the majority of F1’s revenue and is derived from (i) race promotion revenue, (ii) media rights fees and (iii) sponsorship fees.

There were eight races held in the third quarter of 2023, compared to seven races held in the third quarter of 2022. There are 22 events scheduled for the 2023 race calendar.

Primary F1 revenue increased in the third quarter with growth across race promotion, media rights and sponsorship partly driven by one more race held in the current period, which resulted in a greater proportion of season-based revenue recognized. Race promotion revenue also increased due to higher fees generated from the different mix of events held, with two additional races outside of Europe, and other contractual increases in fees. Media rights revenue benefited from increased fees under new and renewed contractual agreements and continued growth in F1 TV subscription revenue. Sponsorship revenue also increased due to recognition of revenue from new sponsors and growth in revenue from existing sponsors. Other F1 revenue increased in the third quarter primarily due to higher freight income driven by two additional races held outside of Europe and higher hospitality revenue generated from the Paddock Club, partially offset by lower licensing income.

Operating income and adjusted OIBDA(2) increased in the third quarter. Team payments were higher compared to the prior year due to the pro rata recognition of payments across the race season with one more race held, as well as an expectation of increased team payments for the full year. Other cost of F1 revenue is largely variable in nature and is mostly derived from servicing both Primary and Other F1 revenue opportunities. These costs increased due to higher hospitality costs driven by cost inflation and the mix of events held in the current period, as well as increased freight costs due to two additional races outside of Europe. Other cost of F1 revenue in the third quarter was also impacted by increased technical, travel and other event-related costs due to one additional race, as well as increased commissions and partner servicing costs associated with higher Primary F1 revenue streams, certain early stage costs of promoting the Las Vegas Grand Prix and costs incurred for the new F1 Academy series. Selling, general and administrative expense increased primarily due to higher personnel, property, IT and marketing costs, some of which is attributable to the Las Vegas Grand Prix, partially offset by lower legal costs and foreign exchange favorability. There were $8 million of costs associated with the planning of the Las Vegas Grand Prix included in selling, general and administrative expense in the third quarter of 2023.

The businesses and assets attributed to Formula One Group consist primarily of Liberty Media’s subsidiary F1 and other minority investments.

LIBERTY LIVE GROUP - Liberty Media completed the Reclassification to create the Liberty Live Group tracking stock on August 3, 2023. In the third quarter, $5 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to Liberty Live Group.

The businesses and assets attributed to Liberty Live Group consist primarily of Liberty Media’s interest in Live Nation and other minority investments.

Share Repurchases

There were no repurchases of Liberty Media’s common stock from August 1, 2023 through October 31, 2023. The total remaining repurchase authorization for Liberty Media as of November 1, 2023 is $1.1 billion and can be applied to repurchases of common shares of any of the Liberty Media tracking stocks.

FOOTNOTES

1)	Liberty Media will discuss these headlines and other matters on Liberty Media's earnings conference call that will begin at 10:00 a.m. (E.T.) on November 3, 2023. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	For definitions of Adjusted OIBDA (as defined by Liberty Media) and adjusted EBITDA and free cash flow (as defined by SiriusXM) and applicable reconciliations see the accompanying schedules.

NOTES

The following financial information with respect to Liberty Media's equity affiliates, available for sale securities, cash and debt is intended to supplement Liberty Media's condensed consolidated balance sheet and statement of operations to be included in its Form 10-Q for the period ended September 30, 2023. For purposes of this presentation, financial information with respect to Liberty Media’s equity affiliates, available for sale securities, cash and debt for the period ended June 30, 2023 is also shown adjusted for the Split-Off and the Reclassification.

On August 3, 2023, in connection with the Reclassification, Liberty Media’s Live Nation investment previously attributed to Liberty SiriusXM Group and certain private and public assets previously attributed to Formula One Group were attributed to Liberty Live Group. Approximately $100 million of cash from Formula One Group was attributed to Liberty Live Group in connection with the Reclassification, of which approximately $33 million came from the partial liquidation of monetizable public holdings previously held at Formula One Group. Additionally, all intergroup interests were settled in connection with the Split-Off.

Additional information on the assets attributed to each tracking stock can be found at https://www.libertymedia.com/about/asset-list.

Fair Value of Corporate Public Holdings

			Adjusted for
			Split-Off and
			Reclassification
(amounts in millions)	6/30/2023		6/30/2023	9/30/2023
Liberty SiriusXM Group
Live Nation Investment(a)		6,345	NA	NA
Atlanta Braves Holdings, Inc.(b)		NA	72	65
Total Liberty SiriusXM Group		$6,345	$72	$65

Formula One Group
Other Monetizable Public Holdings(c)		148	11	—
Total Formula One Group		$148	$11	$—

Liberty Live Group
Live Nation Investment(a)		NA	6,345	5,783
Other Monetizable Public Holdings(c)		NA	104	102
Total Liberty Live Group	$	NA	$6,449	$5,885

Total Liberty Media		$6,493	$6,532	$5,950

a)	Represents the fair value of the equity investment in Live Nation. In accordance with GAAP, Liberty Media accounts for its investment in the equity of Live Nation using the equity method of accounting and includes it in its condensed consolidated balance sheet at $243 million and $372 million as of June 30, 2023 and September 30, 2023, respectively. In connection with the Reclassification, the equity investment in Live Nation previously held at Liberty SiriusXM Group was attributed to Liberty Live Group.
b)	Atlanta Braves Holdings value as of June 30, 2023 adjusted for the Split-Off and Reclassification represents the fair value of the intergroup interest in Braves Group previously held by Liberty SiriusXM Group as of June 30, 2023. The intergroup interest represented a quasi-equity interest which was not represented by outstanding shares of common stock. In connection with the Split-Off, Liberty SiriusXM Group received 1.8 million shares of Atlanta Braves Holdings Series C common stock to settle the intergroup interest, and such shares are reflected as a corporate public holding as of June 30, 2023 adjusted for the Split-Off and Reclassification and as of September 30, 2023 above.
c)	Represents the carrying value of other public holdings that are accounted for at fair value. Excludes intergroup interests. Includes exchange-traded funds previously held at Formula One Group that were attributed to Liberty Live Group in connection with the Reclassification.

Cash and Debt

The following presentation is provided to separately identify cash and debt information.

		Adjusted for
		Split-Off and
		Reclassification
(amounts in millions)	6/30/2023	6/30/2023	9/30/2023
Cash and Cash Equivalents Attributable to:
Liberty SiriusXM Group(a)	$311	$382	$327
Formula One Group(b)	1,489	1,351	1,470
Liberty Live Group(c)	NA	100	315
Braves Group(d)	131	NA	NA
Total Consolidated Cash and Cash Equivalents (GAAP)	$1,931	$1,833	$2,112

Debt:
SiriusXM senior notes(e)	$8,750	$8,750	$8,750
Pandora convertible senior notes	20	20	20
1.375% cash convertible notes due 2023(f)	199	199	199
3.75% convertible notes due 2028(f)	575	575	575
2.75% SiriusXM exchangeable senior debentures due 2049(f)	586	586	586
SiriusXM margin loan	875	875	775
Other subsidiary debt(g)	723	723	635
0.5% Live Nation exchangeable senior debentures due 2050(f)	920	NA	NA
Live Nation margin loan	—	NA	NA
Total Attributed Liberty SiriusXM Group Debt	$12,648	$11,728	$11,540
Unamortized discount, fair market value adjustment and deferred loan costs	82	(18)	—
Total Attributed Liberty SiriusXM Group Debt (GAAP)	$12,730	$11,710	$11,540

2.25% convertible notes due 2027(f)	475	475	475
Formula 1 term loan and revolving credit facility	2,416	2,416	2,411
Other corporate level debt	61	61	59
Total Attributed Formula One Group Debt	$2,952	$2,952	$2,945
Fair market value adjustment	(2)	(2)	(48)
Total Attributed Formula One Group Debt (GAAP)	$2,950	$2,950	$2,897
Formula 1 leverage(h)	2.2x	2.2x	2.2x

0.5% Live Nation exchangeable senior debentures due 2050(f)	NA	920	62
2.375% Live Nation exchangeable senior debentures due 2053(f)	NA	NA	1,150
Live Nation margin loan	NA	—	—
Total Attributed Liberty Live Group Debt	NA	$920	$1,212
Unamortized discount, fair market value adjustment and deferred loan costs	NA	100	14
Total Attributed Liberty Live Group Debt (GAAP)	NA	$1,020	$1,226

Atlanta Braves debt	543	NA	NA
Total Attributed Braves Group Debt	$543	NA	NA
Deferred loan costs	(4)	NA	NA
Total Attributed Braves Group Debt (GAAP)	$539	NA	NA

Total Liberty Media Corporation Debt (GAAP)	$16,219	$15,680	$15,663

a)	Includes $51 million and $53 million of cash held at SiriusXM as of June 30, 2023 and September 30, 2023, respectively. Cash as of June 30, 2023 adjusted for Split-Off and Reclassification reflects $71 million payment from Formula One Group to Liberty SiriusXM Group to settle intergroup interest subsequent to June 30, 2023.
b)	Includes $1,055 million and $947 million of cash held at F1 as of June 30, 2023 and September 30, 2023, respectively. Cash as of June 30, 2023 adjusted for Split-Off and Reclassification reflects $71 million payment from Formula One Group to Liberty

SiriusXM Group to settle intergroup interest and $67 million of cash on hand contributed to Liberty Live Group subsequent to June 30, 2023.
c)	In connection with the Reclassification, Liberty Live Group was capitalized with $100 million of cash from Formula One Group, of which approximately $33 million came from the partial liquidation of monetizable public holdings previously held at Formula One Group.
d)	Excludes restricted cash held in reserves pursuant to the terms of various financial obligations of $52 million as of June 30, 2023.
e)	Outstanding principal amount of Senior Notes or Term Loan with no reduction for the net unamortized discount.
f)	Face amount of the convertible notes and exchangeable debentures with no fair market value adjustment.
g)	Includes SiriusXM revolving credit facility and term loan.
h)	Net debt to covenant OIBDA ratio of F1 operating business as defined in F1’s credit facilities for covenant calculations.

Liberty Media and its consolidated subsidiaries are in compliance with their debt covenants as of September 30, 2023.

The cash and debt narrative below compares financial information as of June 30, 2023 adjusted for the Split-Off and Reclassification to financial information as of September 30, 2023. Financial information for the period ended June 30, 2023 unadjusted for the Split-Off and Reclassification can be found in the table above.

Total cash and cash equivalents attributed to Liberty SiriusXM Group decreased $55 million in the third quarter as net debt repayment at both Liberty SiriusXM Group and SiriusXM, capital expenditures and return of capital at SiriusXM more than offset cash from operations at SiriusXM. Included in the cash and cash equivalents balance attributed to Liberty SiriusXM Group at September 30, 2023 is $53 million held at SiriusXM. Although SiriusXM is a consolidated subsidiary, it is a separate public company with a non-controlling interest, therefore Liberty Media does not have ready access to SiriusXM’s cash balance. Liberty SiriusXM Group received $78 million of dividends from SiriusXM during the quarter.

Total debt attributed to Liberty SiriusXM Group decreased $188 million during the quarter as Liberty SiriusXM Group paid down $100 million under its SiriusXM margin loan and SiriusXM reduced borrowing under its revolving credit facility. In October, Liberty SiriusXM Group retired the remaining $199 million outstanding principal amount of its 1.375% cash convertible notes with cash on hand.

Total cash and cash equivalents attributed to Formula One Group increased $119 million during the quarter as cash from operations at F1 more than offset capital expenditures primarily related to the Las Vegas Grand Prix. During the third quarter, Formula One Group announced it entered into a definitive agreement to acquire Quint. The transaction is expected to close by year-end and will be funded with Formula One Group cash on hand.

Total debt at Formula One Group was relatively flat in the third quarter. Formula 1 repriced its $1.7 billion Term Loan B facility on October 4, 2023, reducing the margin from 3.00% to 2.25%.

Total cash and cash equivalents attributed to Liberty Live Group increased $215 million and total debt increased $292 million during the third quarter. During the quarter, Liberty Live Group issued $1.15 billion aggregate principal amount of 2.375% exchangeable senior debentures due 2053. A portion of the proceeds were used to repurchase $858 million aggregate adjusted principal amount of its 0.5% exchangeable senior debentures due 2050 for a total cost of $918 million. Liberty Live Group expects to use the remaining net proceeds of the offering to settle its remaining 0.5% exchangeable senior debentures ahead of the September 2024 put/call date, and for general corporate purposes. On September 5, 2023, the Live Nation margin loan was amended, extending the maturity date to September 2026 while other terms remain unchanged.

In connection with the Reclassification, the 3.75% Liberty SiriusXM Group convertible notes due 2028 (convertible into LSXMA) and the 2.25% Formula One Group convertible notes due 2027 (convertible into FWONK) were adjusted to provide for the conversion and settlement of the notes into the reclassified Liberty SiriusXM Group and Formula One Group equities, respectively, at new conversion rates in accordance with each respective bond indenture. As of September 30, 2023, the conversion rate for the 3.75% notes is 35.4563 shares of LSXMA and the conversion rate for the 2.25% notes is 12.0505 shares of FWONK per $1,000 principal amount of the respective notes.

Important Notice: Liberty Media Corporation (Nasdaq: LSXMA, LSXMB, LSXMK, FWONA, FWONK, LLYVA, LLYVK) will discuss Liberty Media's earnings release on a conference call which will begin at 10:00 a.m. (E.T.) on November 3, 2023.  The call can be accessed by dialing (877) 704-2829 or (215) 268-9864, passcode 13736986 at least 10 minutes prior to the start time.  The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to https://www.libertymedia.com/investors/news-events/ir-calendar.  Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial performance and prospects, the proposed combination of Liberty SiriusXM Group and SiriusXM, the Las Vegas Grand Prix, the proposed transaction with QuintEvents LLC, the continuation of our stock repurchase plan, our environmental and social initiatives and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the satisfaction of all conditions to the proposed combination of Liberty SiriusXM Group and SiriusXM, the satisfaction of all conditions to closing for the transaction with QuintEvents LLC, possible changes in market acceptance of new products or services, regulatory matters affecting our businesses, the unfavorable outcome of pending or future litigation, the failure to realize benefits of acquisitions, rapid technological and industry change, failure of third parties to perform, continued access to capital on terms acceptable to Liberty Media and changes in law, including consumer protection laws, and their enforcement. These forward-looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including Amendment No. 5 to Liberty Media’s Registration Statement on Form S-4 filed on June 8, 2023 and the most recent Forms 10-K and 10-Q, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this press release.

Contact: Shane Kleinstein (720) 875-5432

LIBERTY MEDIA CORPORATION

BALANCE SHEET INFORMATION

September 30, 2023 (unaudited)

	Attributed
	Liberty	Formula	Liberty
	SiriusXM	One	Live	Intergroup	Consolidated
	Group	Group	Group	Eliminations	Liberty

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$327	1,470	315	—	2,112
Trade and other receivables, net	659	149	—	—	808
Other current assets	357	348	—	—	705
Total current assets	1,343	1,967	315	—	3,625
Investments in affiliates, accounted for using the equity method	705	43	397	—	1,145

Property and equipment, at cost	3,083	874	—	—	3,957
Accumulated depreciation	(1,829)	(123)	—	—	(1,952)
	1,254	751	—	—	2,005

Intangible assets not subject to amortization
Goodwill	15,209	3,956	—	—	19,165
FCC licenses	8,600	—	—	—	8,600
Other	1,242	—	—	—	1,242
	25,051	3,956	—	—	29,007
Intangible assets subject to amortization, net	1,017	2,924	—	—	3,941
Other assets	567	913	479	(167)	1,792
Total assets	$29,937	10,554	1,191	(167)	41,515

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$51	(53)	2	—	—
Accounts payable and accrued liabilities	1,323	390	2	—	1,715
Current portion of debt	730	32	65	—	827
Deferred revenue	1,248	776	—	—	2,024
Other current liabilities	78	32	—	—	110
Total current liabilities	3,430	1,177	69	—	4,676
Long-term debt	10,810	2,865	1,161	—	14,836
Deferred income tax liabilities	2,207	—	—	(167)	2,040
Other liabilities	575	149	—	—	724
Total liabilities	17,022	4,191	1,230	(167)	22,276
Equity / Attributed net assets	9,946	6,363	(62)	—	16,247
Noncontrolling interests in equity of subsidiaries	2,969	—	23	—	2,992
Total liabilities and equity	$29,937	10,554	1,191	(167)	41,515

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS INFORMATION
Three months ended September 30, 2023 (unaudited)

	Attributed
	Liberty	Formula	Liberty
	SiriusXM	One	Live	Braves	Consolidated
	Group	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$2,271	—	—	—	2,271
Formula 1 revenue	—	887	—	—	887
Other revenue	—	—	—	49	49
Total revenue	2,271	887	—	49	3,207
Operating costs and expenses, including stock-based compensation:
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	730	—	—	—	730
Programming and content(1)	153	—	—	—	153
Customer service and billing(1)	117	—	—	—	117
Other(1)	57	—	—	—	57
Cost of Formula 1 revenue (exclusive of depreciation shown separately below)	—	615	—	—	615
Subscriber acquisition costs	87	—	—	—	87
Other operating expenses(1)	72	—	—	38	110
Selling, general and administrative(1)	376	79	5	9	469
Impairment, restructuring and acquisition costs, net of recoveries	6	—	—	—	6
Depreciation and amortization	145	86	—	3	234
	1,743	780	5	50	2,578
Operating income (loss)	528	107	(5)	(1)	629
Other income (expense):
Interest expense	(135)	(56)	(2)	(3)	(196)
Share of earnings (losses) of affiliates, net	45	2	90	1	138
Realized and unrealized gains (losses) on financial instruments, net	17	66	(72)	—	11
Unrealized gains (losses) on intergroup interests	4	16	—	(20)	—
Other, net	6	14	(35)	1	(14)
	(63)	42	(19)	(21)	(61)
Earnings (loss) before income taxes	465	149	(24)	(22)	568
Income tax (expense) benefit	(100)	(31)	5	1	(125)
Net earnings (loss)	365	118	(19)	(21)	443
Less net earnings (loss) attributable to the noncontrolling interests	58	—	—	—	58
Net earnings (loss) attributable to Liberty stockholders	$307	118	(19)	(21)	385

(1) Includes stock-based compensation expense as follows:
Programming and content	10	—	—	—	10
Customer service and billing	1	—	—	—	1
Other	2	—	—	—	2
Other operating expenses	11	—	—	—	11
Selling, general and administrative	33	4	1	1	39
Stock compensation expense	$57	4	1	1	63

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS INFORMATION
Three months ended September 30, 2022 (unaudited)

	Attributed
	Liberty	Formula
	SiriusXM	One	Braves	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$2,280	—	—	2,280
Formula 1 revenue	—	715	—	715
Other revenue	—	—	252	252
Total revenue	2,280	715	252	3,247
Operating costs and expenses, including stock-based compensation:
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	709	—	—	709
Programming and content(1)	156	—	—	156
Customer service and billing(1)	122	—	—	122
Other(1)	54	—	—	54
Cost of Formula 1 revenue (exclusive of depreciation shown separately below)	—	494	—	494
Subscriber acquisition costs	86	—	—	86
Other operating expenses(1)	69	—	184	253
Selling, general and administrative(1)	424	68	33	525
Impairment, restructuring and acquisition costs, net of recoveries	69	—	5	74
Depreciation and amortization	157	89	22	268
	1,846	651	244	2,741
Operating income (loss)	434	64	8	506
Other income (expense):
Interest expense	(130)	(41)	(8)	(179)
Share of earnings (losses) of affiliates, net	104	1	6	111
Realized and unrealized gains (losses) on financial instruments, net	76	24	6	106
Unrealized gains (losses) on intergroup interests	(16)	47	(31)	—
Other, net	13	7	—	20
	47	38	(27)	58
Earnings (loss) before income taxes	481	102	(19)	564
Income tax (expense) benefit	(135)	8	(3)	(130)
Net earnings (loss)	346	110	(22)	434
Less net earnings (loss) attributable to the noncontrolling interests	41	5	—	46
Less net earnings (loss) attributable to redeemable noncontrolling interest	—	(3)	—	(3)
Net earnings (loss) attributable to Liberty stockholders	$305	108	(22)	391

(1) Includes stock-based compensation expense as follows:
Programming and content	10	—	—	10
Customer service and billing	1	—	—	1
Other	1	—	—	1
Other operating expenses	10	—	—	10
Selling, general and administrative	31	5	3	39
Stock compensation expense	$53	5	3	61

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2023 (unaudited)

	Attributed
	Liberty	Formula	Liberty
	SiriusXM	One	Live	Braves	Consolidated
	Group	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$802	124	(19)	(109)	798
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	460	254	—	37	751
Stock-based compensation	151	14	1	7	173
Non-cash impairment and restructuring costs	21	—	—	—	21
Share of (earnings) loss of affiliates, net	(117)	1	(90)	(12)	(218)
Unrealized (gains) losses on intergroup interests, net	(68)	(15)	—	83	—
Realized and unrealized (gains) losses on financial instruments, net	145	(83)	72	(3)	131
Deferred income tax expense (benefit)	(1)	19	(4)	(5)	9
Intergroup tax allocation	136	(135)	(1)	—	—
Intergroup tax (payments) receipts	(90)	91	—	(1)	—
Other charges (credits), net	(10)	6	34	4	34
Changes in operating assets and liabilities
Current and other assets	5	(122)	(10)	(34)	(161)
Payables and other liabilities	(136)	400	14	65	343
Net cash provided (used) by operating activities	1,298	554	(3)	32	1,881
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(44)	(173)	—	—	(217)
Cash proceeds from dispositions	—	110	1	—	111
Capital expended for property and equipment, including internal-use software and website development	(520)	(308)	—	(35)	(863)
Other investing activities, net	(1)	(20)	—	—	(21)
Net cash provided (used) by investing activities	(565)	(391)	1	(35)	(990)
Cash flows from financing activities:
Borrowings of debt	2,601	—	1,135	30	3,766
Repayments of debt	(3,306)	(64)	(918)	(20)	(4,308)
Intergroup (repayments) borrowings	273	(273)	—	—	—
Subsidiary shares repurchased by subsidiary	(274)	—	—	—	(274)
Cash dividends paid by subsidiary	(48)	—	—	—	(48)
Taxes paid in lieu of shares issued for stock-based compensation	(52)	(8)	—	(1)	(61)
Atlanta Braves Holdings, Inc. Split-Off	—	—	—	(188)	(188)
Reclassification	—	(100)	100	—	—
Other financing activities, net	38	19	—	9	66
Net cash provided (used) by financing activities	(768)	(426)	317	(170)	(1,047)
Net increase (decrease) in cash, cash equivalents and restricted cash	(35)	(263)	315	(173)	(156)
Cash, cash equivalents and restricted cash at beginning of period	370	1,733	NA	173	2,276
Cash, cash equivalents and restricted cash at end of period	$335	1,470	315	—	2,120

Cash and cash equivalents	$327	1,470	315	NA	2,112
Restricted cash included in other assets	8	—	—	NA	8
Total cash and cash equivalents and restricted cash at end of period	$335	1,470	315	NA	2,120

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2022 (unaudited)

	Attributed
	Liberty	Formula
	SiriusXM	One	Braves	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$1,188	187	29	1,404
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	461	272	57	790
Stock-based compensation	152	12	9	173
Non-cash impairment and restructuring costs	68	—	5	73
Share of (earnings) loss of affiliates, net	(140)	—	(18)	(158)
Unrealized (gains) losses on intergroup interests, net	31	(26)	(5)	—
Realized and unrealized (gains) losses on financial instruments, net	(433)	(100)	(12)	(545)
Deferred income tax expense (benefit)	267	16	(6)	277
Intergroup tax allocation	80	(95)	15	—
Intergroup tax (payments) receipts	(66)	57	9	—
Other charges (credits), net	(20)	(4)	(3)	(27)
Changes in operating assets and liabilities	—	—	—	—
Current and other assets	41	(91)	(52)	(102)
Payables and other liabilities	(325)	188	(8)	(145)
Net cash provided (used) by operating activities	1,304	416	20	1,740
Cash flows from investing activities:
Investments in equity affiliates and debt and equity securities	(1)	(35)	(5)	(41)
Cash proceeds from dispositions	50	51	48	149
Cash (paid) received for acquisitions, net of cash acquired	(136)	—	—	(136)
Capital expended for property and equipment, including internal-use software and website development	(279)	(263)	(13)	(555)
Other investing activities, net	4	73	—	77
Net cash provided (used) by investing activities	(362)	(174)	30	(506)
Cash flows from financing activities:
Borrowings of debt	3,019	468	135	3,622
Repayments of debt	(3,079)	(634)	(235)	(3,948)
Intergroup (repayments) borrowings	78	(64)	(14)	—
Liberty stock repurchases	(358)	(37)	—	(395)
Subsidiary shares repurchased by subsidiary	(599)	—	—	(599)
Cash dividends paid by subsidiary	(233)	—	—	(233)
Taxes paid in lieu of shares issued for stock-based compensation	(134)	25	—	(109)
Other financing activities, net	30	58	(6)	82
Net cash provided (used) by financing activities	(1,276)	(184)	(120)	(1,580)
Effect of foreign exchange rates on cash, cash equivalents and restricted cash	—	(13)	—	(13)
Net increase (decrease) in cash, cash equivalents and restricted cash	(334)	45	(70)	(359)
Cash, cash equivalents and restricted cash at beginning of period	606	2,074	244	2,924
Cash, cash equivalents and restricted cash at end of period	$272	2,119	174	2,565

Cash and cash equivalents	$264	2,119	159	2,542
Restricted cash included in other current assets	—	—	15	15
Restricted cash included in other assets	8	—	—	8
Total cash and cash equivalents and restricted cash at end of period	$272	2,119	174	2,565

NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DISCLOSURES

SCHEDULE 1

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for Liberty SiriusXM Group, Formula One Group, Liberty Live Group and the former Braves Group, together with reconciliations to operating income, as determined under GAAP.  Liberty Media defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, restructuring, acquisition and other related costs and impairment charges.

Liberty Media believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’ performance or indicative of ongoing business trends.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because Adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets.

The following table provides a reconciliation of Adjusted OIBDA for Liberty Media to operating income (loss) calculated in accordance with GAAP for the three months ended September 30, 2022 and September 30, 2023, respectively.

QUARTERLY SUMMARY

(amounts in millions)	3Q22		3Q23
Liberty SiriusXM Group
Operating income		$434	$528
Depreciation and amortization		157	145
Stock compensation expense		53	57
Impairment, restructuring and acquisition costs, net of recoveries(a)		69	6
Adjusted OIBDA		$713	$736

Formula One Group
Operating income		$64	$107
Depreciation and amortization		89	86
Stock compensation expense		5	4
Adjusted OIBDA		$158	$197

Liberty Live Group
Operating income	$	NA	$(5)
Depreciation and amortization		NA	—
Stock compensation expense		NA	1
Adjusted OIBDA	$	NA	$(4)

Braves Group
Operating income		$8	$(1)
Depreciation and amortization		22	3
Stock compensation expense		3	1
Impairment, restructuring and acquisition costs, net of recoveries(a)		5	—
Adjusted OIBDA		$38	$3

Liberty Media Corporation (Consolidated)
Operating income		$506	$629
Depreciation and amortization		268	234
Stock compensation expense		61	63
Impairment, restructuring and acquisition costs, net of recoveries		74	6
Adjusted OIBDA		$909	$932

(a)	During the three months ended September 30, 2023, SiriusXM recorded restructuring related costs and impairments of $6 million. During the three months ended September 30, 2022, Sirius XM Holdings recorded an impairment of $43 million associated with terminated software projects, $16 million related to certain vacated office spaces, $4 million in connection with furniture and equipment located at the impaired office spaces and $5 million related to personnel severance, and Braves Holdings recorded $5 million of impairment losses as a result of hurricane damage at its spring training facility in Florida. These charges have been excluded from adjusted OIBDA.

SCHEDULE 2

This press release also includes a presentation of adjusted EBITDA of SiriusXM, which is a non-GAAP financial measure used by SiriusXM, together with a reconciliation to SiriusXM's stand-alone net income, as determined under GAAP.  SiriusXM defines adjusted EBITDA as net income before interest expense, income tax expense and depreciation and amortization. SiriusXM adjusts EBITDA to exclude the impact of other expense (income) as well as certain other charges discussed below. Adjusted EBITDA is a non-GAAP financial measure that excludes or adjusts for (if applicable): (i) loss on extinguishment of debt, (ii) share-based payment expense, (iii) impairment, restructuring and acquisition costs, (iv) legal settlements/reserves and (v) other significant operating expense (income) that do not relate to the on-going performance of SiriusXM’s business. SiriusXM believes adjusted EBITDA is a useful measure of the underlying trend of its operating performance, which provides useful information about its business apart from the costs associated with its capital structure and purchase price accounting. SiriusXM believes investors find this non-GAAP financial measure useful when analyzing past operating performance with current performance and comparing SiriusXM’s operating performance to the performance of other communications, entertainment and media companies. SiriusXM believes investors use adjusted EBITDA to estimate current enterprise value and to make investment decisions. As a result of large capital investments in SiriusXM’s satellite radio system, its results of operations reflect significant charges for depreciation expense. SiriusXM believes the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of its business. SiriusXM also believes the exclusion of impairment, restructuring and acquisition related costs, to the extent they occur during the period, is useful as they are significant expenses not incurred as part of its normal operations for the period.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to SiriusXM’s consolidated statements of comprehensive income of certain expenses, including share-based payment expense.  SiriusXM endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure. Investors that wish to compare and evaluate SiriusXM’s operating results after giving effect for these costs, should refer to net income as disclosed in SiriusXM’s unaudited consolidated statements of comprehensive income. Since adjusted EBITDA is a non-GAAP financial performance measure, SiriusXM’s calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.  The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	Unaudited
	For the Three Months Ended
	September 30,
	2022	2023
($ in millions)
Net income:	$247	$363
Add back items excluded from Adjusted EBITDA:
Legal settlements and reserves	—	—
Impairment, restructuring and acquisition costs(a)	69	5
Share-based payment expense	50	48
Depreciation and amortization	134	130
Interest expense	107	106
Other (income) expense	3	3
Income tax expense	110	92
Adjusted EBITDA	$720	$747

(a)	As reported by SiriusXM, during the three months ended September 30, 2023, SiriusXM recorded restructuring related costs and impairments of $5 million. As reported by SiriusXM, during the three months ended September 30, 2022, Sirius XM Holdings recorded an impairment of $43 million associated with terminated software projects, $16 million related to certain vacated office spaces, $4 million in connection with furniture and equipment located at the impaired office spaces and $5 million related to personnel severance. These charges have been excluded from adjusted OIBDA.

SCHEDULE 3

This press release includes a presentation of free cash flow of SiriusXM, which is a non-GAAP financial measure used by SiriusXM, together with a reconciliation to SiriusXM's stand-alone cash flow provided by operating activities, as determined under GAAP. SiriusXM’s free cash flow is derived from cash flow provided by operating activities plus insurance recoveries on its satellites, net of additions to property and equipment and purchases of other investments. Free cash flow is a metric that SiriusXM’s management and board of directors use to evaluate the cash generated by its operations, net of capital expenditures and other investment activity. In a capital intensive business, with significant investments in satellites, SiriusXM looks at its operating cash flow, net of these investing cash outflows, to determine cash available for future subscriber acquisition and capital expenditures, to repurchase or retire debt, to acquire other companies and to evaluate its ability to return capital to stockholders. SiriusXM excludes from free cash flow certain items that do not relate to the on-going performance of its business, such as cash flows related to acquisitions, strategic and short-term investments and net loan activity with related parties and other equity investees. SiriusXM believes free cash flow is an indicator of the long-term financial stability of its business. Free cash flow, which is reconciled to "Net cash provided by operating activities," is a non-GAAP financial measure. This measure can be calculated by deducting amounts under the captions "Additions to property and equipment" and deducting or adding Restricted and other investment activity from "Net cash provided by operating activities" from the unaudited consolidated statements of cash flows. Free cash flow should be used in conjunction with other GAAP financial performance measures and may not be comparable to free cash flow measures presented by other companies. Free cash flow should be viewed as a supplemental measure rather than an alternative measure of cash flows from operating activities, as determined in accordance with GAAP. Free cash flow is limited and does not represent remaining cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt maturities. SiriusXM believes free cash flow provides useful supplemental information to investors regarding its current cash flow, along with other GAAP measures (such as cash flows from operating and investing activities), to determine its financial condition, and to compare its operating performance to other communications, entertainment and media companies. Free cash flow is calculated as follows:

	Unaudited
	For the Three Months Ended
	September 30,
	2022	2023
($ in millions)
Cash flow information
Net cash provided by operating activities	$412	$478
Net cash used in investing activities	$(82)	$(189)
Net cash used in financing activities	$(416)	$(287)
Free cash flow
Net cash provided by operating activities	$412	$478
Additions to property and equipment	(83)	(187)
Free cash flow	$329	$291